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                                                                      Exhibit 99



Contact:    Robert Davies
            (817) 416-0717

Wilmington, DE, January 20, 1999 -- Oakhurst Company, Inc. (OTC Bulletin Board:
OAKC) today announced that its Oakhurst Technology, Inc. subsidiary ("OTI") has completed an investment in Sterling Construction Company ("Sterling"), a well-established and profitable private company involved in the installation and replacement of underground water and sewer systems, and highway paving.

As part of its strategic growth plan, OTI (which recently announced its investment in New Heights Recovery & Power, LLC) has committed to a total investment of $4 million, as part of a $12 million private equity transaction, with the remaining $8 million commitment made by two British fund management groups.

Of the total $12 million transaction, $4 million has been paid to Sterling's founders and senior management to acquire 20% of Sterling's common stock, $4 million has been invested in Sterling in the form of a subordinated 8% note, exchangeable into common stock, and the balance of $4 million has been committed to acquire a further 17% to 20% of Sterling's common stock, upon the achievement by Sterling of certain growth objectives.

As a result of OTI's one-third participation in the transaction, it will initially acquire approximately 7% of Sterling's common stock at a cost of $1.35 million, and subordinated exchangeable notes of $1.35 million. Assuming the second equity purchase is made, and the subordinated notes are exchanged into equity, OTI will own directly between 16% and 17% of Sterling, which together with the equity position of the British funds will give the new investors an aggregate equity position of between 47% and 50%.

Sterling Construction Company is based in Houston and operates under the name "Texas Sterling Construction, Inc." Its annual revenues are over $50 million. Sterling has recently expanded its business to pursue highway paving contracts in the State of Texas, following recent substantial increases in the Federal funding for such contracts. The proceeds of the exchangeable notes are intended to facilitate Sterling's growth, including in the state highway business.

All of Sterling's common shares not acquired by OTI and the British funds will continue to be owned by the Company's founders and its senior management. Employment agreements have been entered into with the founders.

OTI funded this acquisition through an equity infusion from its parent, Oakhurst Company, Inc., which recently entered into a financing arrangement with KTI, Inc. (NASDAQ: KTIE) to facilitate the expansion of OTI.



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Oakhurst Company, Inc. is a holding company which owns, in addition to OTI, two businesses, Steel City Products and Dowling's Fleet
Service Co., that are distributors in the automotive aftermarket.

The statements contained in this press release that are not historical facts contain forward-looking information and accordingly involve risks and uncertainties. Such forward-looking statements are based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Factors including overall economic conditions, demand for after-market automotive products in general and the Company's products in particular, conditions in the waste-to-energy and recycling industries, competitors' and customers' actions and other risk factors described in the Company's filings with the Securities and Exchange Commission could cause actual results and outcomes to differ materially. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of other unanticipated events.

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